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                                  Exhibit D-8

                               STATE OF MICHIGAN
                 BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                   * * * * *

In the matter of the application of)

EDISON SAULT ELECTRIC COMPANY)

for the classification of its transmission and)

Case No. U-12690

distribution facilities and related transactions.)


     At the December 20, 2000 meeting of the Michigan Public Service Commission in Lansing, Michigan.

PRESENT:  Hon. John G. Strand, Chairman

Hon. David A. Svanda, Commissioner

Hon. Robert B. Nelson, Commissioner

                               OPINION AND ORDER

     On October 27, 2000, Edison Sault Electric Company (Edison Sault) filed an application requesting ex parte approval of the classification of its electric transmission and distribution facilities.

     The application states that Edison Sault, a Michigan corporation with principal offices located in Sault Ste. Marie, Michigan, is a wholly-owned subsidiary of Wisconsin Energy Corporation and an affiliate of Wisconsin Electric Power Company (Wisconsin Electric) that is engaged in the generation, purchase, transmission, distribution, and sale of electric energy. The application represents that Edison Sault owns approximately 340 miles of transmission facilities with ratings from 69 kilovolts (kV) to 138 kV.

     According to the application, Edison Sault and Wisconsin Electric have joined in the formation of the American Transmission Company LLC (ATCLLC).(1) Further, on August 28, 2000, Edison Sault filed an application with the Federal Energy Regulatory Commission for
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authorization to transfer jurisdictional transmission assets to the ATCLLC.(2)
Because Wisconsin Electric made a similar filing with the FERC and received authority to transfer its transmission assets to the ATCLLC and because the Public Service Commission of Wisconsin (PSCW) classified Wisconsin Electric's facilities that are designed and operated at a nominal voltage of 50 kV or higher as transmission facilities, Edison Sault seeks approval from this Commission to classify and transfer control of its assets on the same basis as prescribed by the PSCW for Wisconsin Electric.(3) According to Edison Sault, if this Commission were to classify all of its facilities with voltages of 50 kV or higher as transmission facilities, then all assets transferred to the ATCLLC by Edison Sault and Wisconsin Electric would be subject to consistent treatment.

     Additionally, Edison Sault indicates that its application constitutes notice of the transfer of its assets that is required by the guidelines for affiliate transactions established by the Commission in its May 3, 2000 order in Case No. U-11916. Edison Sault also maintains that its application includes the submission of preliminary journal entries in accordance with the requirements of the Uniform System of Accounts (USOA). Finally, Edison Sault represents that all utility assets classified as transmission facilities will be conveyed to the ATCLLC at net book value.

     Effective June 5, 2000, Public Act 141 of 2000 (Act 141) became law. Act 141 permits all retail electric customers in Michigan to have the choice of electric suppliers. By no later than January 1, 2002, the Commission must issue orders establishing rates, terms, and conditions to allow all retail customers to choose an alternative electric supplier. In order to facilitate the implementation of customer choice provided for in Act 141, it is necessary and appropriate for the Commission to classify utility transmission and distribution facilities.

     However, the Commission is concerned that Edison Sault filed its Section 203 application with the FERC on August 28, 2000, or approximately two months prior to seeking a determination by this Commission of the Michigan assets that were to be categorized as transmission assets. In so doing, Edison Sault presumed a Michigan result in its FERC filing that was different from prior rulings this Commission had made in cases concerning The Detroit Edison Company,(4) Consumers Energy Company,(5) and Alpena Power Company.(6)

     For regulatory expediency, and without passing upon the merits of the Wisconsin methodology, the Commission finds that it should approve Edison Sault's application. However, in the future, Edison Sault must be cognizant of and operate consistent with both Michigan and Wisconsin laws where the two jurisdictions require coordinated approaches. Future disregard of this Commission's authority will be handled in a manner consistent with Michigan law. Specifically, the Commission concludes the proposal to classify Edison Sault's facilities with voltages of 50 kV or higher as transmission is reasonable and in the public interest, and should be approved. Further, although the Commission has reviewed Edison Sault's preliminary journal entries, because those entries may change, the Commission finds that it should reserve judgment until final entries are filed. Approval of Edison Sault's application will not increase its current

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rates and charges. Further, approval of this application will not result in an increase in the cost of service to its customers. Therefore, pursuant to MCL 460.6a; MSA 22.13(6a), the Commission may approve the application without providing notice or opportunity for hearing. The Commission FINDS that: a. Jurisdiction is pursuant to 1909 PA 106, as amended, MCL 460.551 et seq.; MSA
22.151 et seq.; 1919 PA 419, as amended, MCL 460.51 et seq.; MSA 22.1 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; MSA 22.13(1) et seq.; 1969 PA 306, as
amended, MCL 24.201 et seq.; MSA 3.560(101) et seq.; and the Commission's Rules of Practice and Procedure, as amended, 1992 AACS, R 460.17101 et seq.

     b. Edison Sault's proposal to classify its facilities with voltages of 50 kV or higher as transmission is reasonable and in the public interest, and should be approved. c. Judgment on Edison Sault's accounting journal entries is reserved pending the filing of final journal entries. d. Ex parte approval of the application is appropriate. THEREFORE, IT IS ORDERED that: A. Edison Sault Electric Company's application for classification of its transmission and distribution facilities is approved. B. Edison Sault Electric Company shall, within 90 days, file an inventory classifying its facilities with voltages of 50 kilovolts or higher as transmission facilities. C. Edison Sault Electric Company shall, within six months after the asset transfer to the American Transmission Company LLC, file with the Commission for approval its final journal entries. The Commission reserves jurisdiction and may issue further orders as necessary. Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45. MICHIGAN PUBLIC SERVICE COMMISSION

/s/

John G. Strand Chairman ( S E A L ) /s/ David A. Svanda Commissioner /s/ Robert
B. Nelson Commissioner By its action of December 20, 2000. /s/ Dorothy Wideman Its Executive Secretary C. Edison Sault Electric Company shall, within six months after the asset transfer to the American Transmission Company LLC, file with the Commission for approval its final journal entries. The Commission reserves jurisdiction and may issue further orders as necessary. Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45. MICHIGAN PUBLIC SERVICE COMMISSION

Chairman Commissioner Commissioner By its action of December 20, 2000. Its Executive Secretary In the matter of the application of) EDISON SAULT ELECTRIC COMPANY ) for the classification of its transmission and)

Case No. U -12690 distribution facilities and related transactions.)  Suggested
Minute: "Adopt and issue order dated December 20, 2000 approving the application filed by Edison Sault Electric Company for classification of its transmission and distribution facilities, as set forth in the order."

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1.   Wisconsin legislation, 1997 Act 204, requires Wisconsin public utilities to transfer control of their transmission facilities to either an independent system operator or an independent transmission owner.

2. See, FERC Docket No. EC-131-000, which involves Edison Sault's application pursuant to Section 203 of the Federal Power Act to transfer transmission assets to ATCLLC.

3.   See, the PSCW's July 13, 2000 order in Docket No. 05-E1-119.

4.   January 14, 1998 order in Case No. U-11337.

5.   January 14, 1998 order in Case No. U-11283.

6.   March 8, 1999 order in Case No. U-11856.

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